AMPER, POLITZINER & MATTIA, LLP
CERTIFIED PUBLIC ACCOUNTANTS
and CONSULTANTS

2015 LINCOLN HIGHWAY
P.O. BOX 988
EDISON, NJ 08818-0988

PHONE: 732.287.1000
FAX: 732.287.3200

WWW.AMPER.COM

August 20, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C., 20549-7561

Dear Sirs/Madams:

We have read MSGI Security Solutions, Inc. and Subsidiaries statements included under Item 4.01 on its Form 8-K filed on August 20, 2010 and we agree with the statements made in the first, second and fifth paragraphs as they relate to our firm.

We have no basis on which to agree or disagree with the information regarding other accountants in the third, fourth and sixth paragraphs.

Yours truly,

Amper, Politziner & Mattia LLP